Exhibit 99.2

LTS Group Holdings LLC

Consolidated Financial Statements

as of and for the year ended December 31, 2016

Independent Auditors’ Report

LTS Group Holdings LLC

Table of Contents

Page
Independent Auditors’ Report	3

Consolidated Financial Statements as of and for the year ended December 31, 2016

Consolidated Statement of Financial Position	4

Consolidated Statement of Operations	5

Consolidated Statement of Comprehensive Loss	6

Consolidated Statement of Changes in Members’ Equity	7

Consolidated Statement of Cash Flows	8

Notes to Consolidated Financial Statements	9-29

INDEPENDENT AUDITORS’ REPORT

To the Members of

LTS Group Holdings LLC

Boxborough, Massachusetts

We have audited the accompanying consolidated financial statements of LTS Group Holdings LLC and its subsidiary (the “Company”), which comprise the consolidated statement of financial position as of December 31, 2016, and the related consolidated statements of operations, comprehensive loss, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiary as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York

March 10, 2017

LTS Group Holdings LLC

Consolidated Statement of Financial Position

As of December 31, 2016

(in thousands, except for number of units)

Assets
Current assets
Cash and cash equivalents	$13,870
Accounts receivable, net of doubtful accounts and sales allowance of $2,241	41,765
Unbilled revenue	4,612
Income taxes receivable	974
Other current assets	12,521

Total current assets	73,742
Property and equipment, net	1,957,731
Goodwill	2,186,008
Intangible assets, net	820,533
Other long-term assets	12,059

Total assets	$5,050,073

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$42,662
Accrued expenses and other current liabilities	83,360
Current portion of long-term debt	23,209
Current portion of deferred revenue	47,325
Current portion of capital leases	478

Total current liabilities	197,034
Deferred revenue	269,831
Deferred income tax liabilities, net	351,068
Other long-term liabilities	44,496
Long-term debt, net of current portion and unamortized debt issue costs and discounts	2,736,773
Long-term capital leases, net of current portion	350

Total liabilities	3,599,552

Commitments and contingencies (Note K)
Members’ equity
Class A Units, $1,000 par value, 697,133 units issued and outstanding	697,133
Class A-1 Units, $1,953 par value, 432,558 units issued and outstanding	844,787
Class B Units, $1,000 par value, 41,670 units issued and 12,501 units outstanding	12,501
Class B-1 Units, $1,953 par value, 10,703 units issued and 286 units outstanding	559
Additional paid-in capital	7,311
Accumulated other comprehensive loss	(579)
Accumulated loss	(111,191)

Total members’ equity	1,450,521

Total liabilities and members’ equity	$5,050,073

The accompanying notes are an integral part of these consolidated financial statements.

LTS Group Holdings LLC

Consolidated Statement of Operations

For the year ended December 31, 2016

(in thousands)

Revenue	$746,140

Operating expenses
Cost of revenue	210,205
Depreciation and amortization	229,381
General and administrative expense	108,398

Total operating expenses	547,984

Income from operations	198,156

Other expense
Interest expense, net	176,037
Loss on debt extinguishment	9,984
Other expense	100

Total other expense, net	186,121

Income before income taxes	12,035
Provision for income taxes	21,881

Net loss	$(9,846)

The accompanying notes are an integral part of these consolidated financial statements.

LTS Group Holdings LLC

Consolidated Statement of Comprehensive Loss

For the year ended December 31, 2016

(in thousands)

Net loss	$(9,846)
Other comprehensive income, net of tax Change in fair value of cash flow hedges	959

Comprehensive loss	$(8,887)

The accompanying notes are an integral part of these consolidated financial statements.

LTS Group Holdings LLC

Consolidated Statement of Changes in Members’ Equity

For the year ended December 31, 2016

(in thousands, except number of units)

							Accumulated
						Additional	other		Total
	Units					paid-in	comprehensive	Accumulated	Members’
	Class A	Class A-1	Class B	Class B-1	Amount	capital	income (loss)	losses	Equity
Balance at December 31, 2015	788,529	341,931	8,334	—	1,464,654	9,107	(1,538)	(14,245)	1,457,978

Issuance of Class A-1 Units		94,467			184,496				184,496
Repurchase of Class A-1 Units		(3,840)			(7,500)				(7,500)
Repurchase of Class A Units	(91,396)				(91,396)			(87,100)	(178,496)
Vested Class B Units			4,167		4,167	(4,167)			—
Vested Class B-1 Units				286	559	(559)			—
Share-based compensation						2,930			2,930
Change in fair value of cash flow hedges, net of tax							959		959
Net loss								(9,846)	(9,846)

Balance at December 31, 2016	697,133	432,558	12,501	286	$1,554,980	$7,311	$(579)	$(111,191)	$1,450,521

The accompanying notes are an integral part of these consolidated financial statements.

LTS Group Holdings LLC

Consolidated Statement of Cash Flows

For the year ended December 31, 2016

(in thousands)

Cash flows from operating activities:
Net loss	$(9,846)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	229,381
Accretion on asset retirement obligations	4,254
PIK interest accrued in 12% Unsecured (“HoldCo PIK”) Notes	25,613
Amortization of debt issue costs and discounts	15,546
Deferred income taxes	13,306
Loss on debt extinguishment	9,984
Loss on disposal of property and equipment	1,069
Share-based compensation	2,930
Decrease in allowance for doubtful accounts and sales allowance	(114)
Changes in assets and liabilities, net of acquisitions
Accounts receivable and unbilled revenue	(5,016)
Other current and long-term assets	(4,013)
Accounts payable, accrued expenses and other current liabilities	9,806
Income taxes receivable	2,521
Deferred revenue	25,365
Other long-term liabilities	338

Net cash provided by operating activities	321,124

Cash flows from investing activities:
Purchase of property and equipment	(352,783)

Net cash used in investing activities	(352,783)

Cash flows from financing activities:
Proceeds from First Lien loan facility	290,000
Borrowings from Revolving loan facility	80,000
Payments of debt issue costs and discounts	(4,288)
Principal payments of First Lien loan facility	(20,962)
Retirement of Second Lien loan facility	(283,000)
Principal payments on capital lease obligations	(37,310)
Equity contribution from Members, net of rollover interest	184,496
Repurchase of Members’ units	(185,996)

Net cash provided by financing activities	22,940

Net decrease in cash and cash equivalents	(8,719)
Cash and cash equivalents
Beginning of year	22,589

End of year	$13,870

Supplemental disclosures
Interest paid	$135,763
Income taxes paid	7,775
Property and equipment in accounts payable and accrued expenses	62,193
Property and equipment additions from asset retirement obligation	3,362

The accompanying notes are an integral part of these consolidated financial statements.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

LTS Group Holdings LLC, incorporated on December 19, 2012 in the State of Delaware, is the ultimate parent company of a number of subsidiaries engaged in providing custom high-capacity fiber-optic based network solutions to enterprises, government, carriers and data center customers throughout the Northeast and Midwest. LTS Group Holdings LLC and its wholly-owned subsidiaries (collectively, the “Company”) is majority owned by Berkshire Partners LLC. The Company is headquartered in Boxborough, Massachusetts and its primary operating subsidiary is LTS Buyer LLC (“LTSB”).

Basis of Preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of LTS Group Holdings LLC and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

Conformity with GAAP requires the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require management’s most significant and subjective judgments include, but are not limited to, allowance for doubtful accounts, sales allowance, valuation and recognition of share-based compensation, useful lives of long-lived assets, valuation of goodwill and intangibles, valuation of asset retirement obligations, and fair value of assets acquired and liabilities assumed in business combinations. Actual results may differ materially from those estimates under different assumptions or conditions.

Revenue Recognition

Revenues are recognized when the related service has been rendered and accepted by the customer, persuasive evidence of an arrangement exists, the fee is fixed and determinable and collection of receivable is reasonably assured. Taxes and fees collected and remitted to the governmental authority are reported on a net basis and are excluded from revenue.

Upon execution of dark fiber leases or indefeasible right of use (“IRU”) agreements, site lease, colocation and other network service agreements, it is customary that the Company requires customers to make a non-refundable upfront payment and a monthly fee over the contract term. The non-refundable upfront fees, which may relate to activation fees, installation charges or prepayment of future services, are influenced by the customer’s preference on the payment term structure. These upfront payments are deferred and recognized ratably over the underlying contract terms. Monthly fees are billed in agreement with contractual terms and are primarily at a fixed rate (others have a CPI adjustment).

Certain services, such as colocation agreements and site leases, where the Company is obligated to provide power and other utilities, are billed to customers in arrears, based on their usage at a contractually agreed upon rate on a monthly basis.

Revenues from nonrecurring installation charges, design, engineering and special construction services are recognized when the services are provided and accepted.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Revenue Recognition – Continued

Revenues from customer termination penalty fees are deferred when billed in accordance with the contract and recognized when collected.

In determining the appropriate amount of revenue and related reserves to reflect in its consolidated financial statements, management evaluates payment history, credit ratings, customer financial performance, and historical or potential billing disputes.

Unbilled Revenue

Unbilled revenue of $4.6 million represents the revenue associated with services rendered to and accepted by customers but not yet billed as of December 31, 2016.

Cost of Revenue

Cost of revenue consists of third-party network services, facilities rent and utilities, compensation and benefits, property taxes and repairs and maintenance directly attributable to the network, but excludes depreciation and amortization. Third-party network service costs relate to leases of fiber and circuits, pole attachment fees and other network services from other carriers to supplement the Company’s owned network to meet the specifications of customers. Third-party network service costs include monthly fixed billing and upfront charges that are deferred and amortized over the service period. Facilities rent and utilities include building and license fees paid to landlords for the colocation facilities and point of presences facilities (“POP”) including utilities used in those facilities. Compensation and benefits include salaries and wages of the Company’s employees who are directly associated to the daily operation of the network. Property taxes that are paid to cities and municipalities and repairs and maintenance expense on the network infrastructure are included in cost of revenue.

Rental Expense

The Company leases fiber, certain equipment and office space under operating leases that expire over various terms. Many of the leases contain renewal options with specified increases in lease payments upon exercise of the renewal option. Escalation clauses present in non-cancelable operating leases, excluding those tied to CPI, are recognized on a straight-line basis over the term of the lease. The Company’s straight-line rent liability of $5.3 million is included in other long-term liabilities in the accompanying consolidated statement of financial position as of December 31, 2016.

Share-based Compensation

The Company has 2015 and 2013 Long-Term Equity Incentive Plans (equity awards) and Performance Incentive Plans (liability awards). Share-based compensation expense is recognized over the requisite service period of the award.

The Company employs the Black-Scholes pricing model to determine the fair value of unit-based awards granted by the Company. Pricing models, including the Black-Scholes model, require the use of input assumptions, including expected volatility, expected term, expected dividend rate and expected risk-free rate of return and adjustments for lack of control and marketability discounts. The expected

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Share-based Compensation – Continued

volatility is based on the publicly available information of the Company’s peer group in the industry because the Company does not have sufficient historical volatility data for its own shares. The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term was determined based upon review of the period that the Company’s share-based awards are expected to be outstanding giving consideration to the contractual term of the awards, vesting schedules and expectations of employee exercise behavior. The fair value of equity awards is expensed on a graded vesting attribution method over the service period of five years.

Income Taxes

Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by the business activities of the Company’s limited liability subsidiaries; as such taxes are the responsibility of the Members. The Company does provide for certain state taxes charged by states that have enacted statutes that treat limited liability companies as taxable entities for state minimum and franchise tax purposes. Such state taxes have been included in the consolidated statements of operations.

Provision has been made for federal, state, local or foreign income taxes on the results of operations generated by the Company’s corporation subsidiaries and these are reflected within continuing operations. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The Company records deferred income tax assets to the extent it believes there will be sufficient future taxable income to utilize those assets prior to their expiration. To the extent deferred income tax assets may be unable to be utilized, the Company records a valuation allowance against the potentially unrealizable amount. As of December 31, 2016, the Company does not have a valuation allowance against its net deferred income tax assets.

Any interest and/or penalties related to income tax matters are recognized as a component of provision for income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include cash and investments in money market funds with maturities of three months or less from the date of purchase. The Company’s cash and cash equivalents are maintained and managed by financial institutions in the United States of America. The Company had $13.9 million invested in cash and cash equivalents as of December 31, 2016.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for accounts receivable amounts that may not be collectible. The Company determines the allowance for doubtful accounts monthly based on the age of receivables, current market conditions, customers’ financial condition and current payment patterns. Accounts are written-off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recognized bad debt expense, net of recoveries, of $137 thousand for the year ended December 31, 2016.

Property and Equipment

Property and equipment are initially recorded at historical cost or acquisition date fair value. Historical cost consists of purchase price and all necessary expenditures to prepare the asset for its intended use, including employee related expenses and interest expense on the financing of construction cost.

Interest expense incurred and included in the property and equipment historical cost for the year ended December 31, 2016 amounted to $1.3 million.

Depreciation is computed on straight-line basis using the following estimated useful lives:

Years
Fiber optic lines and conduit	15-20
Electronics	3-7
Buildings and improvements	14-20
Equipment and office furniture	3
Leasehold improvements	Shorter of the estimated useful life or lease term
Vehicles	5

The Company performs periodic internal reviews to determine depreciable lives of its property and equipment based on input from engineering personnel, actual usage, and the physical condition of the Company’s property and equipment.

Goodwill and Intangibles

Intangible assets acquired in a business combination are initially recorded at fair value and are amortized using the straight-line method, which approximates the economic consumption of the related assets, over their estimated useful lives.

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is not amortized but reviewed for impairment on October 31st, the Company’s annual goodwill impairment measurement date, or more frequently if a triggering event occurs between impairment testing dates. The guidance permits an entity to first perform a qualitative assessment (step zero) to determine whether it is more likely than not that the fair value of a reporting unit exceeds its carrying value. If it is concluded that the reporting unit’s fair value exceeds its carrying value, no further testing is required; otherwise, a two-step goodwill impairment test must be performed.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Goodwill and Intangibles – Continued

In the two-step goodwill impairment test, when the fair value of the reporting unit exceeds its carrying value of the net assets assigned to the reporting unit, goodwill is not impaired and no further testing is performed. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then a second step is performed and the implied fair value of the reporting unit’s goodwill is determined and compared to the carrying value of the reporting unit’s goodwill. If the carrying value of the reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

The Company, a single reporting unit, conducted its annual goodwill impairment analyses internally and concluded that there was no impairment for the year ended December 31, 2016.

Impairment of Long-Lived Assets

The Company evaluates property and equipment and acquired intangible assets with finite lives for possible impairment whenever events indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying value of an asset exceeds both its projected future undiscounted cash flows from the use and/or sale of the asset and estimated fair value. There were no triggering events noted during the year ended December 31, 2016 that may indicate impairment of any long-lived assets.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used to measure fair value are classified into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability.

As of December 31, 2016, the fair values of cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities approximated their carrying values due to the short-term nature of these instruments. The fair value of debt is approximately $2.83 billion based on comparable quoted market prices (level 2) at December 31, 2016.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Derivative Instruments and Hedging Activities

Derivative instruments are recognized as either assets or liabilities at fair value on the consolidated statements of financial position. The Company uses derivative instruments primarily for cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges, the changes in fair values of outstanding cash flow hedge derivatives, except the ineffective portion, are recorded in other comprehensive income (“OCI”) until net earnings is affected by the variability of cash flows of the hedged transaction. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current period earnings.

The Company enters into derivative agreements only with creditworthy counterparties and does not utilize financial instruments for trading or speculative purposes. Use of derivative instruments for risk management are reviewed and approved by the Company’s Board of Directors.

The Company has interest rate swap contracts that will expire on June 30, 2017 to eliminate the first three years variability of interest payments cash flows due to fluctuation of interest rates applicable to the first $600 million of the First Lien Loan Facility. The interest rate swap contracts effectively convert the LIBOR based variable rate (0.75% cap floor) to a fixed rate of approximately 1.2%. The Company designated the swap as a cash flow hedge. The fair value of these interest rates swaps, estimated based on observable inputs (level 2), amounted to $579 thousand included in accrued expenses and other current liabilities and other long-term liabilities as of December 31, 2016.

Debt Issuance Costs

Debt issuance costs are amortized over the term of the related debt using the effective interest method. Unamortized debt issuance costs are presented as a direct deduction from their related debt facilities.

Asset Retirement Obligations

The Company has certain legal obligations to remove pole attachments and fiber assets from certain locations. The estimated fair value of the asset retirement obligation is recorded in other long-term liabilities and property and equipment. The fair value of the asset retirement obligation is based on the present value of the projected future cash flow that will arise when the related assets are removed. Periodic accretion on the related asset retirement obligation is recorded in general and administrative expense.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Company maintains its cash equivalents with reputable financial institutions in the United States.

Most of the Company’s revenue is derived from telecommunication carriers and other large enterprises. There was no single customer that exceeded 10% of total revenue for the year ended December 31, 2016.

Accounts receivables are unsecured and derived from revenue from customers. The Company had 1 customer with a receivable balance of 12% of total accounts receivables as of December 31, 2016.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE A – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including significant judgments and changes in judgments. ASU 2014-09 permits the use of either full retrospective or modified retrospective methods of adoption. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date by one year to December 15, 2018, for annual reporting periods beginning after that date. Early adoption is permitted, but not before the original effective date of December 15, 2016. The Company is currently evaluating the method of adoption and the impact that this guidance will have on its consolidated financial statements and disclosure. The Company will adopt ASU 2015-14 beginning January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new guidance in Topic 842, which will supersede existing guidance in Topic 840 on accounting for leases, requires lessees to report obligations for most operating leases on the balance sheet and additional quantitative and qualitative disclosures about leasing arrangements. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the method of adoption and the impact that this guidance will have on its consolidated financial statements and disclosure. The Company will adopt ASU 2016-02 beginning January 1, 2020.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which requires that cash payments related to debt prepayment or debt extinguishment costs be classified as cash outflows for financing activities. ASU 2016-15 is effective for fiscal years beginning after December 15, 2018. The Company will adopt ASU 2016-15 beginning January 1, 2019. The adoption of this guidance will have no significant impact on the Company’s consolidated financial statements and disclosure.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE B – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following as of December 31 (in thousands):

2016
Fiber optic lines and conduits	$1,878,721
Electronics	340,527
Construction-in-progress	57,649
Buildings and improvements	37,351
Equipment and office furniture	25,979
Leasehold improvements	6,426
Vehicles	6,234
Land	1,109

2,353,996
Less: Accumulated depreciation	(396,265)

Property and equipment, net	$1,957,731

Depreciation expense for the year ended December 31, 2016 amounted to $161.0 million.

Cost and accumulated depreciation of certain fiber optic lines and vehicles under capital lease included in property and equipment as of December 31, 2016 amounted to $10.5 million and $2.5 million, respectively.

NOTE C – GOODWILL AND INTANGIBLE ASSETS

The carrying amount of goodwill for the Company’s single reporting unit for the year ended December 31, 2016 amounted to $2.2 billion.

The Company’s intangible assets subject to amortization consist of the following as of December 31 (in thousands):

	Weighted average remaining life	2016
Customer relationships	13	$961,600
Right-of-way	6	7,724
Tradename	9	23,400

		992,724
Less: Accumulated amortization		(172,191)

Intangible assets, net		$820,533

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE C – GOODWILL AND INTANGIBLE ASSETS – Continued

Amortization of intangible assets for the year ended December 31, 2016 amounted to $68.4 million. Estimated amortization expenses on the intangible assets in the next 5 years, and thereafter, are as follows (in thousands):

Year ending December 31,
2017	$67,526
2018	66,139
2019	66,139
2020	66,139
2021	66,139
Thereafter	488,451

$820,533

NOTE D – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following as of December 31 (in thousands):

2016
Accrued capital expenses	$25,899
Accrued payroll and benefits	21,304
Accrued cost of revenue	13,427
Accrued taxes and licenses	12,771
Customer deposits	4,293
Accrued interest expense	2,671
Other	2,995

Accrued expenses and other current liabilities	$83,360

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE E – LONG-TERM DEBT, NET

Long-term debt consists of the following as of December 31 (in thousands):

2016
Secured loans
Revolving Loan	$80,000
First Lien	2,239,701

2,319,701

Unsecured notes
10% Senior Unsecured (“OpCo”) Notes	264,100
12% PIK Senior Unsecured (“HoldCo PIK”) Notes	229,688

493,788

Unamortized debt issue costs and discounts
Revolving Loan	(2,936)
First Lien	(37,117)
OpCo Notes	(7,208)
HoldCo PIK Notes	(6,246)

(53,507)

Carrying value of debt	2,759,982
Less: Current portion	(23,209)

Long-term debt, net	$2,736,773

Aggregate future contractual maturities of long-term debt in the next 5 years, and thereafter, are as follows (in thousands):

Year Ending December 31,
2017	$23,209
2018	73,209
2019	23,209
2020	2,200,074
2021	—
Thereafter	493,788

Total	2,813,489
Less: unamortized debt issue cost and discounts	(53,507)
Less: Current portion	(23,209)

Long-term debt, net	$2,736,773

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE E – LONG-TERM DEBT, NET – Continued

First Lien and Revolving Loan Facilities

On November 16, 2016, the Company, through LTSB, entered into a Fourth Amendment to the First Lien Credit Agreement (“Fourth Amendment”) to extend an additional First Lien Loan of $290.0 million to the Company and increase the upper limit of the First Lien net coverage ratio applicable to the Revolving Loan Facility. The required quarterly principal payment for First Lien Loan also increased to $5.8 million starting December 31, 2016 and the outstanding First Lien Loan matures on April 11, 2020. The proceeds from the additional First Lien Loan were used to repay all outstanding principal amount and accrued interest under the Second Lien Credit Agreement. Debt issue costs and discounts related to the Fourth Amendment amounted to $4.3 million.

In addition to the required quarterly principal payments, the Company is required to make an annual payment of the First Lien Loan of up to 50% of excess cash flow, as defined in the First Lien Credit Agreement. No excess cash flow payments were required for the year ended December 31, 2016.

Interest rates on the First Lien were as follows: (1) Base Rate Loan – interest rate is equivalent to prevailing prime rate plus 0.5% or prevailing LIBOR rate plus 1% (Base rate) and an applicable rate of 2.25% and (2) Eurocurrency Rate Loan – interest rate is equivalent to prevailing LIBOR rate (Eurocurrency rate) plus an applicable rate of 3.25%, and (3) under no circumstances shall the Base rate and the Eurocurrency rate be less than 1.75% and 0.75%, respectively.

The aggregate Revolving Loan Facility commitment amounted to $200.0 million, $125.0 million of which matures on April 11, 2018 and $75 million matures on the earlier of (i) August 12, 2020 or (ii) 91 days prior to the maturity date of First Lien Loan, subject to any extension. Interest rates applied on the Revolving Loan Facility were as follows: (1) Base Rate Loan – interest rate is equivalent to prevailing prime rate plus an applicable rate of 1.75% to 2.25% depending on the Company’s First Lien Net Leverage Ratio, and (2) Eurocurrency Rate Loan – interest rate is equivalent to prevailing LIBOR rate plus an applicable rate of 2.75% to 3.25% depending on the Company’s First Lien Net Leverage Ratio.

First Lien Loan and Revolving Loan are secured and guaranteed by all the assets of LTSB and its wholly-owned subsidiaries.

The Company’s weighted average interest rate and related expense on the First Lien and Revolving Loan was 4.1% and $83.4 million for the year ended December 31, 2016. Amortization of debt issue costs and discounts included in interest expense was $11.8 million for the year ended December 31, 2016.

Second Lien Credit Agreement

On November 16, 2016, the Company paid off the outstanding Second Lien principal of $283.0 million and the related accrued interest of $4.5 million with the proceeds from the Fourth Amendment. The related unamortized debt issue costs and discounts of $9.9 million were charged to loss on debt extinguishment in the consolidated statement of operations for the year ended December 31, 2016.

Subject to the First Lien and the Revolving Loan Facility, the Second Lien was secured and guaranteed by all the assets of LTSB and its wholly-owned subsidiaries.

Interest rates applied on the Second Lien were as follow: (1) Base Rate Loan – interest rate is equivalent to prevailing prime rate plus 0.5% or prevailing LIBOR rate plus 1.0% (Base rate) and an applicable rate of 5.75% and (2) Eurocurrency Rate Loan – interest rate is equivalent to prevailing LIBOR rate (Eurocurrency rate) plus applicable rate of 6.75%, and (3) under no circumstances shall the Base rate and the Eurocurrency rate be less than 2.25% and 1.25%, respectively.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE E – LONG-TERM DEBT, NET – Continued

Second Lien Credit Agreement – Continued

The Company’s weighted average interest rate on the Second Lien and Incremental Second Lien was approximately 8.0% for the year ended December 31, 2016 and the related interest expense was $20.1 million.

Debt issue costs and discounts on the various issuances of the Second Lien Loan amounted to $19.0 million. The related amortization prior to the extinguishment of the Second Lien Loan included in interest expense was $2.0 million for the year ended December 31, 2016.

10% Senior Unsecured OpCo Notes (“OpCo Notes”)

On August 12, 2015, the Company, through LTSB, issued $264.1 million of OpCo Notes. The OpCo Notes mature on February 12, 2022 and bear interest at 10.0% payable in cash at the end of each quarter. The related interest expense was $26.4 million for the year ended December 31, 2016.

Debt issuance costs and discounts associated with OpCo Notes amounted to $9.2 million. The related amortization expense was $1.4 million for the year ended December 31, 2016.

12% Senior Unsecured HoldCo Notes (“HoldCo PIK Notes”)

On August 12, 2015, the Company, through LTS Intermediate Holdings LLC B, issued $195.0 million of HoldCo PIK Notes. The HoldCo PIK Notes mature on August 12, 2025 and bear 12.0% payable in kind (“PIK”) cumulative interest at the end of each quarter. The related interest expense was $25.6 million for the year ended December 31, 2016.

Debt issuance costs and discounts associated with the HoldCo PIK Notes amounted to $6.8 million. The related amortization expense was $381 thousand for the year ended December 31, 2016.

Debt Covenant

The Company’s First Lien Agreement, Second Lien Agreement, OpCo Notes and HoldCo Notes contain customary events of default, including among others, non-payment of principal and interest, breach of covenant, incorrect representations and warranties, bankruptcies, liens on assets and change of control. The Company is also prohibited to incur additional debt except those stipulated in these credit agreements.

Only applicable to the Revolving Loan Facility, the Company is required to maintain a certain level of First Lien leverage ratio every quarter end.

The Company is in compliance with all covenants during the year ended December 31, 2016.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE F – ASSET RETIREMENT OBLIGATIONS

The change in the carrying value of the Company’s asset retirement obligation for the year ended December 31, 2016 included in other long-term liabilities is as follows (in thousands):

2016
Balance, beginning of year	$31,135
Accretion expense	4,254
Addition to liability	3,362

Balance, end of year	$38,751

NOTE G – PROVISION FOR INCOME TAXES

The components of the income tax provision for the year ended December 31 is as follows (in thousands):

2016
Current tax (benefit) expense
State	$8,575

8,575

Deferred expense (benefit)
Federal	18,426
State	(5,120)

13,306

Provision for income taxes	$21,881

A reconciliation between the provision for income taxes and amount computed by applying the federal statutory tax rate to the income before income taxes for the year ended December 31 is as follows:

2016
Provision for income taxes at statutory rate	$4,213
State tax provision, net of federal benefit	2,246
Pass through income	15,311
Other	111

Provision for income taxes	$21,881

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE G – PROVISION FOR INCOME TAXES – Continued

The following is an analysis of deferred income tax assets and (liabilities) as of December 31 (in thousands):

2016
Liabilities
Property and equipment	$(318,358)
Intangible assets	(224,045)

(542,403)

Assets
Net operating losses	95,239
Deferred revenue	80,486
Accruals and reserves	8,068
Asset retirement obligation	5,080
Others	2,462

191,335

Net deferred income tax liabilities	$(351,068)

The Company’s effective income tax rate differs from what would be expected if the federal statutory rate was applied to earnings before income taxes, primarily because of income or loss from flow through entities where the income tax is the responsibility of the Members instead of the Company.

Federal net operating loss carryforward of $268.7 million as of December 31, 2016 will begin to expire in 2026 if not utilized.

There were no income tax penalties incurred or owed reported in the Company’s consolidated financial statements as of and for the year ended December 31, 2016.

The Company files income tax returns with the U.S. government and various states. The Company’s tax matters for 2013 through 2016 remain subject to examination by the respective federal and state tax authorities.

NOTE H – MEMBERS’ EQUITY

The Company’s Class A units amounting to $796.5 million were issued primarily for the initial capitalization of the Company. The Company’s Class B units were reserved for the 2013 Equity Incentive Plan.

On July 29, 2016, the Company amended and restated the LLC agreement to authorize issuance of 94,186 Class A-1 units at par value of $1,953 per unit. Total proceeds of $183.9 million were used to repurchase 91,396 Class A units and 2,560 Class A-1 units. Total repurchase price paid was $183.5 million, or $1,953 per unit. The excess of the repurchase price of Class A unit from its par value of $87.1 million is charged to accumulated loss.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE H – MEMBERS’ EQUITY – Continued

Any distribution to Members shall be in the following order of priority: first, in proportion to all Class A and Class A-1 units up to $1,000 per unit; second, in proportion to all Class A, Class A-1 and Class B units until total distributions to Class A units up to $1,953 per unit; and third, in proportion to Class A, Class A-1, Class B and Class B-1 units.

Other than the payment in connection with the repurchase of Class A and Class A-1 units, the Company did not declare or pay any distributions during the year ended December 31, 2016.

NOTE I – SHARE-BASED COMPENSATION

Equity Incentive Plans

2013 Equity Incentive Plan (“2013 EIP”)

The Company adopted the 2013 EIP in November 2013. An aggregate of 41,670 Class B Units were available for issuance under the plan. All Class B Units available for issuance were issued as of December 31, 2013. There were no units granted, cancelled or forfeited under this plan for the year ended December 31, 2016.

2015 Equity Incentive Plan (“2015 EIP”)

The Company adopted the 2015 EIP in December 2015. An aggregate of 11,916 Class B-1 Units were available for issuance under 2015 EIP. 9,448 Class B-1 Units were issued and 1,750 were cancelled for the year ended December 31, 2016.

Vesting of 2013 EIP and 2015 EIP

Class B and Class B-1 Units issued to employees will vest based on the following conditions:

a.	Time-Based Vesting – Fifty percent (50%) of the total units issued (Time-Vested Units) shall vest at twenty percent (20%) at each anniversary of the vesting start dates of each unit class. Any unvested Time-Vested Units shall be deemed fully vested upon consummation of the sale of the Company;

b.	Performance-Based Vesting – Fifty percent (50%) of the total units (Performance Units) shall only vest upon the sale of the Company or an IPO and the achievement of a certain rate of return on investments of certain Members of the Company.

Any unvested units at the time of the IPO shall remain outstanding and vest at first anniversary date of the IPO, if the rate of return on investments of certain Members of the Company recalculated at the first anniversary date has increased.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE I – SHARE-BASED COMPENSATION – Continued

Equity Incentive Plans – Continued

The following table summarizes the activity of Class B and Class B-1 Units for the year ended December 31, 2016 and their respective weighted fair value at grant dates:

	Class B		Class B-1
	No. of units	Fair value	No. of units	Fair value
Nonvested at December 31, 2015	33,336	$448.76	3,005	$881.17
Granted	—		9,448	$881.17
Vested	(4,167)		(286)
Cancelled	—		(1,750)

Nonvested at December 31, 2016	29,169	$448.76	10,417	$881.17

The Company uses the Black-Scholes pricing model to estimate the fair value of the award at grant date. The following were the assumptions used in determining the fair value of the Class B-1 Units granted in 2016:

Exercise price	$1,953
Risk-Free Rate	1.9%
Expected Life (in years)	6
Expected Volatility	45%
Expected Dividend Yield	0%
Forfeiture Rate	0%

The Company recognizes compensation expense only for the portion of units that are expected to vest. Initially, the Company has estimated no expected forfeitures considering that the units were issued to a limited number of employees. Compensation expense for future periods is adjusted for actual number of units forfeited.

The Company recognized share-based compensation related to the Time-Vested Units over the service period using an accelerated method of $2.9 million for the year ended December 31, 2016. Total unrecognized share-based compensation expense at December 31, 2016 amounted to $17.7 million, $3.5 million of which is related to Time Vested Units and the rest is related to Performance Units, which will be recognized upon the occurrence of a Company sale or an IPO.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE I – SHARE-BASED COMPENSATION – Continued

Performance Incentive Plans

2013 Performance Incentive Plan (“2013 PIP”)

The Company adopted the 2013 PIP in November 2013. Under the 2013 PIP, the Company may issue to certain employees a maximum of 27.58 million of Notional Incentive Units which will be settled for cash when vested.

2015 Performance Incentive Plan (“2015 PIP”)

The Company adopted the 2015 PIP in December 2015. Under the 2015 PIP, the Company may issue to certain employees a maximum of 7.57 million Notional Incentive Units which will be settled for cash or equity when vested.

Vesting of 2013 PIP and 2015 PIP

The Notional Incentive Units under 2013 PIP and 2015 PIP shall vest as follows:

a.	Tranche 1 – Fifty percent (50%) of the Notional Incentive Units shall vest on the first to occur on the consummation of the Company sale or an IPO;

b.	Tranche 2 – Fifty percent (50%) of the Notional Incentive Units shall vest upon the satisfaction of vesting condition described in Tranche 1 and the achievement of a certain rate of return on investments of certain Members of the Company at the time of the sale of the Company or an IPO.

Any unvested units at the time of the IPO shall remain outstanding and vest at first anniversary date of the IPO, if the rate of return on investments of certain Members of the Company recalculated at the first anniversary date has increased.

Unvested Notional Incentive Units are forfeited for no consideration upon termination of employment. 27.0 million of Notional Incentive Units related to 2013 PIP were issued and outstanding and none were vested as of December 31, 2016. 6.7 million of Notional Incentive Units related to 2015 PIP were issued and outstanding and none were vested as of December 31, 2016.

Settlement for the Notional Incentive Unit is equivalent to the excess of fair value of the acquired Equity Units divided by one thousand over a base price of the Notional Incentive Unit’s base price.

The Company did not recognize any share-based compensation expense related to the Performance Incentive Plan for the year ended December 31, 2016 because none of the performance measures were considered probable. When the performance measures are considered probable, the Company will record a liability for the fair market value of the awards at such time.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE J – RELATED PARTY TRANSACTIONS

Certain Members of the Company have equity interests in the entities identified below and therefore these entities were considered as related parties. During the year ended December 31, 2016, the Company has provided or received certain services from these related parties in arm’s-length transactions.

The following is the summary of service revenue and expense (including capital expenditure) and related receivables and payables of the Company in connection with the transactions with these related parties that were included in the consolidated financial statements as of and for the year ended December 31 (in thousands):

	2016
Related party	Nature of service	Revenue	Capex/ expense	Accounts receivable	Accounts payable and accrued expenses
Hugh O’Kane	Telecommunication construction	$—	$19,279	$—	$5,227
Metro	Network and telecommunication construction	21	124	2	11
Hosting	Hosting services	138	—	—	—
American CyberSystems	IT solutions and workforce services	—	78	—	—
Datapipe	Hosting services	51	—	—	—
Masergy	Hosting services	1,039	—	—	—
RCN Cable	Telecommunication service provider	395	—	—	—
Wilcon	Telecommunication service provider	—	90	—	7
Compusearch	Software provider	7	—	—	—

		$1,651	$19,571	$2	$5,245

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE K – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has operating leases for certain rights-of-way, facilities and other assets under various agreements which, in addition to rental payments, may require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease costs based upon adjustments in various price indexes and increases in the landlord’s management costs. The right-of-way agreements have various expiration dates through October 2035. Rent expense under these right-of-way agreements included in the cost of revenue in the consolidated statements of operations for the year ended December 31, 2016 was $48.9 million.

The Company has obligations under non-cancelable operating leases for certain colocation and office facilities. Rent expense, including common area maintenance cost, under non-cancelable lease agreements included in the cost of revenue in the consolidated statements of operations for the year ended December 31, 2016 was $53.4 million. Rent expense, including common area maintenance cost, under non-cancelable lease agreements included in the general and administrative expense in the consolidated statements of operations for the year ended December 31, 2016 was $4.5 million.

The following is a summary of future minimum payments due under operating leases and right-of-way agreements in the next 5 years, and thereafter (in thousands):

Year ending December 31,
2017	$80,318
2018	66,265
2019	56,093
2020	39,634
2021	28,659
Thereafter	118,632

$389,601

Capital Leases

In 2010, the Company entered a six year Fiber Use Agreement (“IRU”) with NStar Communications, Inc. (“NStar”) that had an initial term through January 1, 2017. The original agreement provided a ninety-nine (99) year renewal option upon completion of the initial 6 year term, which can be exercised by the Company by paying a lump-sum amount of $28.0 million. The Company accounted for this arrangement as a capital lease.

On August 19, 2016, the Company and NY Enterprises, Inc., owner of NStar, entered into a separate agreement where the payment of the lump sum amount of $28.0 million would provide the Company title to the fiber instead of the 99-year lease renewal. On December 31, 2016, the Company paid the lump-sum amount and acquired the title of the fiber assets. The Company removed the remaining capital lease obligation in conjunction with the $28.0 million payment.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE K – COMMITMENTS AND CONTINGENCIES – Continued

The Company has various vehicles under capital lease as of December 31, 2016. Aggregate future contractual maturities capital lease obligation for these vehicles were as follows (in thousands):

Year Ending December 31,
2017	$478
2018	281
2019	69

Total	828
Less: Current portion	(478)

Long-term capital lease	$350

Weighted average interest rates on these capital leases was 9.4% and the related interest expense on capital leases was $3.5 million for the year ended December 31, 2016.

Sales and Use Taxes

The Company bills its customers that lease its dark fiber sales and use tax up to 8.25%. Any amounts collected from customers or due from customers are remitted to the appropriate government agency. The Company has $1.1 million included in the accrued and other current liabilities in the consolidated statement of financial position as of December 31, 2016.

Indemnifications

The Company enters into agreements from time to time in the ordinary course of business pursuant to which it agrees to indemnify third parties for certain claims. The Company has also entered into purchase and sale agreements relating to the sale or acquisition of assets containing customary indemnification provisions. The Company has not made any material payments under these agreements during the year ended December 31, 2016. Management is not aware of any agreements that could result in a material payment individually or in the aggregate as of December 31, 2016.

Litigation

The Company is subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of business. Management intends to vigorously defend the Company against those matters. The outcome of these matters, individually and in the aggregate, is not expected to have a material impact on the Company’s cash flows, results of operations, or financial position.

Letters of Credit

At December 31, 2016, the Company has outstanding irrevocable standby letters of credit secured under the Revolving Loan Facility that were issued to certain parties of $8.8 million.

LTS Group Holdings LLC

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2016

NOTE L – RETIREMENT PLAN

The Company’s 401(k) plan allows for all employees who are at least twenty-one years old to be eligible to participate in the plan. Participants are 100% vested in their employer matching contributions after three years of service. The Company matched up to 3% of the employee eligible earnings contributed to the plan and an additional matching contribution of up to 4% when certain performance thresholds are met at year end. Matching contributions incurred for the year ended December 31, 2016 amounted to $3.8 million, including $2.0 million related to the aforementioned additional performance thresholds.

NOTE M – SUBSEQUENT EVENTS

The Company has evaluated events through March 10, 2017, the date the consolidated financial statements are complete and approved for issuance.